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                                                                    EXHIBIT 10.1


February 8, 2005

Mr. Loren Hillberg
[Address]
[Address]

Dear Loren,


I am pleased offer you the position of General Counsel and EVP HR at Macrovision Corporation (the "Company"), reporting to me. This job location is based in our offices located at 2830 De La Cruz Blvd in Santa Clara and does not involve telecommuting. In your role, you will be responsible for all worldwide legal and HR functions.

Your compensation will consist of a base salary of $260,000 annually. You will also be eligible to participate in our EIP (Executive Incentive Plan) for the 2005 calendar year. The compensation committee has approved the 2005 EIP Plan with no changes to the 2004 Plan. As you are aware, the 2004 Plan provided a payout at 100% achievement of targets equal to 40% of participant's earned salary. The EIP bonus payout is split with 50% based on the Company meeting both its revenue and EBIT plan, and 50% based on your achievement of specific MBO objectives that you and I will develop together. I have attached a copy of the 2004 EIP Plan for your review.

Additionally, you will receive a 150,000 share stock option grant, which will need formal approval by the Compensation Committee of the Board of Directors (I already have verbal approval). The price per share for this grant will be set at the closing market price of Macrovision Corporation stock (NASDAQ: MVSN) on your first day of employment. These options will vest in 3 years in accordance with the terms and conditions of the Macrovision Corporation 2000 Equity Incentive Plan.

As long as the Company continues with its current employee stock option program (which may be curtailed if FASB implements mandatory stock option expensing rules, or may be changed at will by the Board of Directors) you will be eligible for annual refresh grants that are typically awarded twice per year to all employees following their respective one-year anniversary dates based on performance and prior initial grant levels.

As a Macrovision employee, you will receive our standard benefits including Flexible Time Off (FTO), Paid Holidays, Medical, Dental, Life, Accidental Death and Dismemberment, Long-term and Short-term Disability coverage, and enrollment into our Employee Stock Purchase Plan (ESPP), Medical Spending and 401(k) Plans. I have asked George Greeley our Director of HR to send you descriptions of our benefits. Additionally, your salary, along with your performance, will be reviewed in one year from your date of hire (your anniversary date). These, and other matters, will be fully explained to you during your orientation; however, feel free to contact me or George with any questions prior to that time.

In compliance with the Immigration Reform and Control Act of 1986, we are responsible for verifying employment eligibility of all new employees. If you choose to accept our offer, please bring with you on your first day documents that show both proof of your identity and your eligibility to work (i.e., state-issued driver's license, U.S. passport, social security card, birth certificate, etc.). In addition, in order to verify your recent salary and compensation, you are asked to bring your W-2 forms (or other evidence of your work-related compensation) for two of the last three years: 2002, 2003, 2004. This offer of

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employment is contingent upon your providing the appropriate identification and salary history information.

As Macrovision's relationship with employees is at-will, either you or Macrovision may terminate the employment relationship at any time for any reason, with or without notice. As part of this offer, we will provide you with our standard Executive Severance and Employment Agreement that will be effective from your first day on the job. The intent of such agreement is to protect you and provide accelerated stock option vesting and a minimum of 6-months' severance pay should a `Change of Control' (as such term is defined in the Executive Severance and Arbitration Agreement) of the Company occur and should you lose your job or have your job materially diminished in title, job function, or salary as a result.

Any dispute arising out of or relating to your employment with Macrovision, including, but not limited to, the manner in which that employment is terminated, or any claims that Macrovision has violated any state or federal civil rights laws shall be submitted to binding arbitration under the administration of the American Arbitration Association. It is understood that with respect to the at-will employment relationship and the binding arbitration provision stated above, that this constitutes the full, complete and final expression of the agreement with Macrovision, and that it may not be modified, altered or amended, either expressly or impliedly, unless in writing signed by the CEO of Macrovision.

As a matter of policy, we like to make it clear that if a prospective employee accepts our offer, he/she should not bring to Macrovision from his or her previous employers any drawings, documents, customer lists, or similar material. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that the Macrovision policy prohibits the transfer or use of such material from other employers. Additionally, as a condition of employment, all employees must sign a Proprietary Information and Inventions Agreement, as well as our Securities Trading Policy, both of which are attached.

Loren, I look forward to your joining Macrovision on or about April 4th and helping us grow our legal and HR department capabilities to meet the challenges of scaling our business. I think you can bring an energy level and focus on expanding our business with the appropriate risk management, as well as human resources development and administration that will be very beneficial to the Company. I am confident that your personality and approach to business is a perfect fit with our culture and our team orientation. If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to me no later than February 11, 2005.


Sincerely,

/s/ William A. Krepick

William A. Krepick
President/CEO

Attach: 2004 EIP


Agreed & Accepted:    /s/ Loren E. Hillberg       February 8, 2005
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